UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 20, 2013
Date of Report (Date of earliest event reported)

WESTMOUNTAIN GOLD, INC.
(Exact name of registrant as specified in its charter)

Colorado	000- 53028	26-1315498
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2186 S. Holly St., Suite 104, Denver, CO 80222
 (Address of principal executive offices)

(303) 800-0678
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
Item 3.02.    Unregistered Sales of Equity Securities

Lincoln Park Transaction.

On November 20, 2013, we entered into a purchase agreement (the “Purchase Agreement”), together with a registration rights agreement (the “Registration Rights Agreement”), with Lincoln Park Capital Fund, LLC (“Lincoln Park”).

Under the terms and subject to the conditions of the Purchase Agreement, Lincoln Park purchased 113,636 shares of our common stock (“Common Stock”) for $100,000 and we have the right to sell to and Lincoln Park is obligated to purchase up to an additional $10 million in shares of Common Stock, subject to certain limitations, from time to time, over the 24-month period commencing on the date that a registration statement, which we agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed.

We may direct Lincoln Park, at our sole discretion and subject to certain conditions, to purchase shares of Common Stock in amounts up to 50,000 shares on any single business day so long as at least one business day have passed since the most recent purchase.  We also can accelerate the amount of Common Stock to be purchased under certain circumstances to up to 100,000 shares per purchase.  However, Lincoln Park’s committed obligation under any single purchase will not exceed $500,000. The purchase price of shares of Common Stock related to the future funding will be based on the prevailing market prices of such shares immediately preceding the date of sales, but in no event will shares be sold to Lincoln Park on a day the Common Stock closing price is less than the floor price as defined in the Purchase Agreement.  Our sales of shares of Common Stock to Lincoln Park under the Purchase Agreement are limited to no more than the number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of more than 9.99% of the then outstanding shares of the Common Stock.

In connection with the Purchase Agreement, we also issued to Lincoln Park 242,529 shares of Common Stock and we are required to issue up to 404,216 additional shares of Common Stock pro rata as we sell Lincoln Park Common Stock under the Purchase Agreement over its term. Lincoln Park represented to us, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and we sold the securities in reliance upon an exemption from registration contained in Section 4(a)(2) under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty. Actual sales of shares of Common Stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for us and our operations. There are no trading volume requirements or restrictions under the Purchase Agreement. Lincoln Park has no right to require any sales by us, but is obligated to make purchases from us as we directs in accordance with the Purchase Agreement. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our shares.

The net proceeds that we will receive under the Purchase Agreement will depend on the frequency and prices at which we sell shares of Common Stock to Lincoln Park. We expect that any proceeds received by us from such sales to Lincoln Park under the Purchase Agreement will be used for general and administrative expenses and working capital.

The foregoing descriptions of the Purchase Agreements and the Registration Rights Agreement are qualified in their entirety by reference to the full text of the Purchase Agreement and the Registration Rights Agreement, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with execution of the agreements.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits:

10.1	Common Stock Purchase Agreement, dated November 20, 2013
10.2	Registration Rights Agreement, dated November 20, 2013
99.1	Press Release dated November 26, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMOUNTAIN GOLD, INC.

Dated: November 26, 2013	By:	/s/ Gregory Schifrin
Gregory Schifrin,
Chief Executive Officer